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                     November 17, 2022

       Mark Horowitz
       Chief Financial Officer
       Longview Acquisition Corp. II
       767 Fifth Avenue, 44th Floor
       New York, NY, 10153

                                                        Re: Longview
Acquisition Corp. II
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 21,
2022
                                                            File No. 001-40242

       Dear Mark Horowitz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services
       cc:                                              Christopher Capuzzi